Exhibit 23.5

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated February 17, 2020 with respect to the consolidated financial statements of FlaglerCE Holdings, LLC, included in the Registration Statement on Form S-1 of Alta Equipment Group Inc., as amended (File No. 333-251097), which are incorporated by reference in this Registration Statement of Alta Equipment Group Inc, on Form S-1MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ GRANT THORNTON LLP

Tampa, Florida

December 18, 2020